SCHEDULE A
to the
ETF Master Services Agreement
between
Texas Capital Funds Trust
and
Ultimus Fund Solutions, LLC
dated June 30, 2023

Fund Portfolio(s)

Texas Capital Texas Equity Index ETF
Texas Capital Texas Small Cap Equity Index ETF
Texas Capital Texas Oil Index ETF
Texas Capital Government Money Market ETF

The parties have duly executed this Schedule A effective as of April 26, 2024.

Texas Capital Funds Trust		Ultimus Fund Solutions, LLC

By:		By:
Name:	Edward Rosenberg	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer

Schedule A-1